EX-99.d.24

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 1st day of April, 2010 by and between Mercer Global Investments, Inc., a Delaware corporation (the “Advisor”), and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated July 1, 2005 (the “Advisory Agreement”), with MGI Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor (the “Sub-Advisor Assets”), and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.           Appointment as Sub-Advisor.  The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment.  In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets.  The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other mutual funds for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.           Duties of the Sub-Advisor.

(a)           Investments.  The Sub-Advisor is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”), subject to the direction of the Advisor and the Trust’s Board of Trustees, and in its discretion without prior consultation with the Advisor,  to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on an ongoing basis.  In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets.  The Advisor agrees to provide the Sub-Advisor information concerning (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

(b)           Compliance with Applicable Laws, Governing Documents and Trust Compliance Procedures.  In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with:  (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust that are not inconsistent with (A) – ( C ) and (ii) in this paragraph; and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies’ and Sub-Advisors’ duties under this Agreement.  The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of:  (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Trust’s Declaration of Trust or By-Laws; or (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such prior notice of the effectiveness of such changes from the Trust or the Advisor.  In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes.  The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO:  (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

(c)           Sub-Advisor Compliance Program.  The Sub-Advisor shall promptly provide the Trust CCO with copies of:  (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with all applicable federal securities laws (together, the “Compliance Program”), and (ii) any material changes to the Compliance Program.  The Sub-Advisor will provide reasonable assistance to the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Compliance Program, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Compliance Program involving the Sub-Advisor Assets.  The Sub-Advisor shall provide to the Trust CCO:  (i) quarterly reports confirming the Sub-Advisor’s compliance with the Compliance Program in managing the Sub-Advisor Assets, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Advisor that arose under the Compliance Program that affected the Sub-Advisor Assets.  At least annually, the Sub-Advisor shall provide a certification to the Trust CCO to the effect that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the applicable federal securities laws.

(d)           Voting of Proxies.  The Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time in accordance with the Sub-Advisor’s proxy voting policy, and shall not be required to seek instructions from the Advisor, the Trust or a Fund.  The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”), and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect.  If both the Sub-Advisor and another person managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its pro rata share of the security.

(e)           Agent.  Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided that, the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under this Agreement and the Trust’s governing documents.

(f)           Brokerage.  The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek, on behalf of a Fund, the best overall terms available.  In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion.  The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor or its affiliates to their discretionary clients, including the Fund.  Such authorization is subject to termination at any time by the Board of Trustees of the Trust for any reason.  In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-1 and 10f-3 procedures.  Notwithstanding anything to the contrary in the preceding sentence, the Adviser agrees that if the Sub-Adviser allocates purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with other sub-advisors to the Trust, the Sub-Adviser is not required to comply with 1940 Act Rule 17e-1 when entering into agency transactions or 1940 Act Rule 10f-3 when purchasing from an underwriting syndicate.  The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, and the Trust’s principal underwriter (and the other Sub-Advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers.  The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Sub-Advisor Assets and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased.  In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, equitable and consistent with its fiduciary obligations to the Sub-Advisor’s Assets and to such other clients.

(g)           Securities Transactions. In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act, including Rule 17a-7 thereunder. The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Fund with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Fund assets.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”).  The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions.  By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above.  The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings (identified as the Trust’s holdings)  to any person or entity other than the Advisor, the Trust’s custodian, or other persons expressly designated by the Advisor.

(h)           Code of Ethics.  The Sub-Advisor hereby represents that it has adopted a Code of Ethics that meets the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such Code of Ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such Code of Ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such Code of Ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor and the Board of Trustees.

(i)           Books and Records.  The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request, provided, however, that the Sub-Advisor may maintain a copy of such records.  The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)           Information Concerning Sub-Advisor Assets and the Sub-Advisor.  From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, in a format mutually agreed upon by the Advisor and Sub-Advisor, as the Advisor, its consultant(s) or the Trust may reasonably request.  The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership of the Sub-Advisor, or of material changes in the control of the Sub-Advisor or changes in the management of the Sub-Advisor relevant to the management of the Sub-Advisor Assets.  The Sub-Advisor will promptly notify the Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry which could have a material effect on the Sub-Advisor’s ability to manage the Sub-Advisor Assets.  Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(k)           Valuation of Sub-Advisor Assets.  The Sub-Advisor agrees to provide reasonable assistance to the Advisor, custodian or pricing agent for the Fund in determining or confirming, consistent with the Trust’s Valuation Procedures, the value of any Sub-Advisor Assets for which the Advisor, custodian or pricing agent seeks assistance from the Sub-Advisor or identifies for review by the Sub-Advisor. Such reasonable assistance shall include (but is not limited to): (i) notifying the Advisor in the event the Sub-Advisor has reason to believe that any Sub-Advisor Asset’s value does not appear to reflect corporate actions, news, significant events or such security otherwise requires review to determine if fair valuation may be necessary under the Trust’s Valuation Procedures; (ii) notifying the Advisor in the event the Sub-Advisor determines, the fair value of a security held in the Sub-Advisor Assets pursuant to the Sub-Advisor’s procedures for determining the fair value of a security; (iii) upon the request of the Advisor or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held in the Sub-Advisor Assets; and (iv) upon the request of the Advisor or custodian, confirming pricing and providing suggestions for fair valuations in accordance with the Trust’s Valuation Procedures.

The Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

(l)           Custody Arrangements.  The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.

(m)           Historical Performance Information.  To the extent agreed upon by the parties, the Sub-Advisor will provide the Trust with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(n)           Regulatory Examinations.  The Sub-Advisor will cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3.           Independent Contractor.  In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.           Services to Other Clients.  Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations (including investment companies and other clients following the same investment strategy as the Fund), or to engage in other business activities.  It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.  The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.           Delegation To Third Parties.  Sub-Advisor may employ a third party to perform any accounting, administrative, reporting and ancillary services related to the internal operation of the Sub-Advisor and required to enable Sub-Advisor to perform its functions under this Agreement.  For the avoidance of doubt, under no circumstances may Sub-Advisor employ any third party to perform investment management services with respect to the Sub-Advisor Assets.  Notwithstanding any other provision of the Agreement, Sub-Advisor may provide information about the Fund to any such affiliate or other third party to the extent required for the provision of the services contemplated under this clause by such affiliate or other third party.  Sub-Advisor will act in good faith in the selection, use and monitoring of affiliates and other third parties, and shall be as fully responsible for the acts and omissions of each such affiliate or other third party as Sub-Advisor is for its own acts and omissions.  No delegation or appointment hereunder shall relieve Sub-Advisor of any of its obligations under this Agreement.

6.           Expenses.  During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for a Fund.  The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this

Agreement.  The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor.  The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

7.           Compensation.  For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Advisor will pay the Sub-Advisor the fee listed for the Fund(s) on Exhibit A.  Such fees will be computed and accrued daily and payable in arrears in accordance with Exhibit A, calculated at an annual rate based on the daily net assets of the Sub-Advisor Assets.

If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within ten (10) days after the date of termination.

8.           Representations and Warranties of the Sub-Advisor.  The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)           The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Sub-Advisor is a Delaware corporation, duly organized and validly existing under the laws of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d)           The Form ADV of the Sub-Advisor previously provided to the Advisor (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.  The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent annual updates and amendments to its Form ADV.

9.           Representations and Warranties of the Advisor.  The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)           The Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Advisor is a corporation duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)           The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement;

(e)           The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement; and

(f)           The Advisor and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Advisor and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally.

10.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 8 and 9 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

11.           Liability and Indemnification.

(a)           Liability.  The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets.  The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby.  Under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by another sub advisor, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Advisor pursuant to this Agreement.    Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.  Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Fund may have under federal or state securities laws.

Sub- Advisor does not guarantee the future performance of the Sub-Advisor Assets or any specific level of performance, the success of any investment decision or strategy that Sub-Advisor may use, or the success of Sub-Advisor's overall management of the Sub-Advisor Assets. The Advisor understands that investment decisions made for the Fund by Sub-Advisor are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.  Sub-Advisor will manage only the Sub-Advisor Assets and in making investment decisions for the Fund, Sub-Advisor will not consider any other securities, cash or other investments owned by the Fund.

(b)           Indemnification.  The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a direct result of the Sub-Advisor’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder, or its reckless disregard of its duties hereunder; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Advisor’s willful misfeasance, bad faith, or negligence in the performance of its duties  or its reckless disregard of its duties hereunder.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, directly resulting from this Agreement or the Advisor’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith or negligence in the performance of its duties or its reckless disregard of its duties hereunder.

12.           Duration and Termination.

(a)           Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)           Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) the Sub-Advisor on not less than 90 days written notice to the Advisor and the Trust.  This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

13.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by:  (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

14.           Confidentiality.  Any information supplied by the Advisor to the Sub-Advisor or any information or recommendations supplied by the Sub-Advisor to the Advisor in connection with the performance of their duties hereunder, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets.  Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in securities which are held in the Sub-Advisor Assets or the securities of a Fund or the Advisor. Notwithstanding anything to the contrary in the foregoing, to the extent that any market counterparty with whom the Sub-Advisor deals requires information relating to the Sub-Advisor Assets (including, but not limited to, the identity of the Fund and market value of the Fund), the Sub-Advisor shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Sub-Advisor Assets in accordance with the terms of this Agreement.

15.           Use of Sub-Advisor’s Name.  During the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name in the marketing of the Fund, provided, however, that the Advisor shall cease such use of the Sub-Advisor’s name in the event that this Agreement is terminated, except as may be required by law or regulation.  The Advisor agrees to furnish the Sub-Advisor at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way. Neither the Trust nor the Advisor shall, without the prior written consent of the Sub-Advisor make any other representations regarding the Sub-Advisor or reference to the Sub-Advisor or any affiliates of the Sub-Advisor in any disclosure document, advertisement, sales literature or other promotional materials without the prior approval of the Sub-Advisor.  If Sub-Advisor does not respond within five business days regarding materials submitted to it for approval, such material shall be deemed to have been approved by the Sub-Advisor.

16.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)           If to the Advisor:

Mercer Global Investments, Inc.
1166 Avenue of the Americas
New York, NY  10036
Attention:  Chief Counsel

(b)           If to the Sub-Advisor:

J.P. Morgan Investment Management Inc.
570 Washington Boulevard, Floor 6
Jersey City, New Jersey 07310-1617
Attention:  Ana Brands

With a copy to:

J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, N.Y. 10167
Attention:  Funds - Legal

17.           Governing Law.  This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

18.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

21.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR
MERCER GLOBAL INVESTMENTS, INC.

By:  /s/ Denis Larose
        Denis Larose
        Chief Investment Officer

SUB-ADVISOR
J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:  /s/ Danielle K. Azua
        Danielle K. Azua
        Vice President

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN MERCER GLOBAL INVESTMENTS, INC.
AND
J.P. MORGAN INVESTMENT MANAGEMENT INC.

April 1, 2010

MGI U.S. SHORT MATURITY FIXED INCOME FUND

FEE SCHEDULE

ASSETS                                                                      ANNUAL COMPENSATION

First $100 million                                                                           0.15%
Assets over $100 million                                                             0.125%

The Advisor agrees that the above fee schedule is conditioned upon the Fund reaching at least $100 million in total assets within eighteen (18) months of the initial funding. If the Fund does not reach at least $100 million in total assets in that time period, the Fund will pay a fee in accordance with the Sub-Advisor’s standard fee schedule.  The Sub-Advisor’s standard fee schedule is set forth below.

20 bps on first $50MM
15 bps on next $50MM
12.5 bps on next $100MM
10 bps on next $100MM
8 bps on next $200MM
6 bps on next $500MM
4 bps on balance

Computation

As soon as practicable after the end of each calendar quarter, the Sub-Advisor shall send to the Advisor a calculation (the “Calculation”) in reasonable detail of the fee for the calendar quarter then ended as of the close of business on the last day of such calendar quarter.  The Advisor may approve or disapprove the Calculation within ten (10) business days of its receipt.  In the event that the Calculation has been accurately prepared in accordance with the terms of this Agreement, the Advisor shall pay the fee to the Sub-Advisor.  In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

The foregoing fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid quarterly in arrears by the Advisor to the Sub-Advisor as described herein.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate set forth in the schedule above and multiplying this product by the market value of the Sub-Advisors Assets, as determined in accordance with the Prospectus as of the close of business on the previous business day on which the Trust was open for business.  If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter.

EXHIBIT B

SUB-ADVISOR

FORM ADV

(Please attach)